UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 1, 2011

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 1, 2011, Denny’s Corporation (the “Company”) entered into the First Amendment to the  Second Amended and Restated Credit Agreement (the “First Amendment”) that amends the Second Amended and Restated Credit Agreement dated as of September 30, 2010, among Denny’s Inc. and Denny’s Realty, LLC, as Borrowers, Denny’s Corporation, Denny’s Holdings, Inc. (Denny’s Holdings, Inc. having been subsequently merged with and into Denny’s Corporation), and DFO, LLC, as Guarantors, Bank of America, N.A., as Administrative Agent and L/C Issuer, certain other lenders, and Wells Fargo Bank, N.A., as Syndication Agent (the “Credit Facility”), principally to take advantage of lower interest rates available in the current senior secured debt market.

Pursuant to the First Amendment, borrowings under the facility will bear interest at a reduced rate set at LIBOR plus 375 basis points, with a LIBOR floor of 1.50% for the term loan and no LIBOR floor for the revolver, compared with our Credit Facility prior to the First Amendment, which had an interest rate of LIBOR plus 475 basis points and a LIBOR floor of 1.75% for both the revolver and the term loan.

The First Amendment also modifies certain covenants in our Credit Facility to provide the Company with additional investment flexibility and eliminate certain hedging requirements, and adds Regions Bank as the Documentation Agent for the Credit Facility.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 -- Press Release of Denny’s Corporation dated March 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: March 2, 2011	/s/ F. Mark Wolfinger
F. Mark Wolfinger
Executive Vice President,
Chief Administrative Officer and
Chief Financial Officer